Exhibit 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The First Quarter Ended March 31, 2019

HOUSTON, May 2, 2019 /PRNewswire/ -- Independence Contract Drilling, Inc. (the "Company") (NYSE: ICD) today reported financial results for the three months ended March 31, 2019.

First Quarter 2019 Highlights

  Net loss of $2.4 million, or $0.03 per share.
  Adjusted net income, as defined below, of $2.9 million, or $0.04 per share.
  Adjusted EBITDA, as defined below, of $15.8 million.
  Net debt, excluding finance leases, of $122.4 million.
  Fleet utilization of 94.8%.
  Fully-burdened margin of $7,453 per day.

In the first quarter of 2019, the Company reported revenues of $60.4 million, a net loss of $2.4 million, or $0.03 per share, adjusted net income (defined below) of $2.9 million, or $0.04 per share, and adjusted EBITDA (defined below) of $15.8 million. This compares to revenues of $25.6 million, a net loss of $4.1 million, or $0.11 per share, an adjusted net loss of $4.3 million, or $0.11 per share, and adjusted EBITDA of $3.9 million in the first quarter of 2018 and revenues of $62.8 million, a net loss of $8.6 million, or $0.11 per share, an adjusted net income of $1.0 million, or $0.01 per share, and adjusted EBITDA of $16.0 million in the fourth quarter of 2018.

Chief Executive Officer Anthony Gallegos commented, "I am quite pleased with our financial results and the resiliency of our operations in a very choppy first quarter market. We reported adjusted net income for the second consecutive quarter following the strategic combination with Sidewinder. Our results were driven by continued strong utilization of our pad-optimal rig fleet and continued realization of SG&A and operational efficiencies resulting from the successful integration, which continues to progress smoothly towards completion at the end of the second quarter as planned."

"U.S. land-rig market dynamics continue to play out as we expected. Customer budget reductions in response to year-end oil price declines resulted in reduced drilling activity, and their increased focus on free cash flow and returns has tempered their response to the recent commodity price recovery. Nevertheless, utilization of our pad-optimal ShaleDriller® fleet remains robust, experiencing only transitory idle time as we redistribute affected rigs across our customer base. Towards the end of the first quarter and beginning of the second quarter, we have dealt with a handful of rigs being released, but re-contracting efforts continue to progress, inquiries are increasing as a result of the recent oil price recovery, and we expect these transitory issues to resolve as we exit the second quarter of 2019."

Quarterly Operational Results

In the first quarter of 2019, the Company's fleet operated at 94.8% utilization and recorded 2,728.1 revenue days, compared to 100.0% utilization and 1,259.4 revenue days in the first quarter of 2018, and 95.7% utilization and 2,817.5 revenue days in the fourth quarter of 2018.

Operating revenues in the first quarter of 2019 totaled $60.4 million, compared to $25.6 million in the first quarter of 2018 and $62.8 million in the fourth quarter of 2018. First quarter 2019 and fourth quarter 2018 revenues include $1.0 million and $2.0 million, respectively, of non-cash intangible revenue associated with the Sidewinder merger that closed on October 1, 2018. Excluding this non-cash revenue, revenue per day in the first quarter of 2019 was $20,755, compared to $19,055 in the first quarter of 2018 and $20,433 in the fourth quarter of 2018. Sequential increases were driven by higher dayrates from recontracting of older legacy contracts.

Operating costs in the first quarter of 2019 totaled $39.3 million, compared to $18.9 million in the first quarter of 2018 and $39.9 million in the fourth quarter of 2018. Fully-burdened operating costs were $13,302 per day in the first quarter of 2019, compared to $13,414 in the first quarter of 2018 and $12,932 in the fourth quarter of 2018. Sequential increases in per day operating costs were primarily the result of seasonal payroll matters.

Fully-burdened rig operating margins, excluding reactivation and rig construction costs, in the first quarter of 2019 were $7,453 per day, compared to $5,641 per day in the first quarter of 2018 and $7,501 per day in the fourth quarter of 2018.

Selling, general and administrative expenses in the first quarter of 2019 were $4.5 million (including $0.4 million of non-cash stock-based compensation), compared to $3.5 million (including $0.6 million of non-cash stock-based compensation) in the first quarter of 2018 and $5.0 million (including $0.2 million of non-cash stock-based compensation) in the fourth quarter of 2018. Sequential decreases in SG&A were primarily associated with continued synergy realization as integration efforts continued during the quarter.

A tax benefit of $2.5 million ($0.03 per share) was recorded in the current quarter as a result of applying the Company's estimated annual tax rate to the year-to-date results. The expected annual tax expense for 2019 consists of Louisiana and Texas tax.

Drilling Operations Update

The Company is currently marketing 32 drilling rigs and had a backlog from contracts with original terms of six months or greater of $102.4 million at March 31, 2019. Approximately 85% of this backlog is expected to be realized during the remainder of 2019.

Capital Expenditures and Liquidity Update

The Company's capital expenditure budget for 2019, net of asset sales and recoveries remains $29 million. During the first quarter of 2019, cash outlays for capital expenditures, net of asset sales and recoveries, was $9.3 million.

As of March 31, 2019, the Company had cash on hand of $12.5 million, $5 million drawn on its $40 million revolving credit facility and a $130 million term loan outstanding. The term loan includes a fully-committed $15 million accordion that remains undrawn and fully available to the Company.

Conference Call Details

A conference call for investors will be held today, May 2, 2019, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's first quarter 2019 results.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10131167. The replay will be available until May 9, 2019.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$ 12,549	$ 12,247
Accounts receivable, net	42,137	41,987
Inventories	2,738	2,693
Assets held for sale	19,369	19,711
Prepaid expenses and other current assets	5,667	8,930
Total current assets	82,460	85,568
Property, plant and equipment, net	488,472	496,197
Goodwill	1,627	1,627
Deferred tax assets	1,766	-
Other long-term assets, net	2,582	1,470
Total assets	$ 576,907	$ 584,862
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 905	$ 587
Accounts payable	16,174	16,312
Accrued liabilities	21,095	29,219
Total current liabilities	38,174	46,118
Long-term debt (2)	132,610	130,012
Contingent consideration	15,558	15,748
Deferred income taxes, net	-	774
Other long-term liabilities	1,195	677
Total liabilities	187,537	193,329
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized; 77,598,806 shares issued and 77,078,252 shares outstanding	771	771
Additional paid-in capital	503,656	503,446
Accumulated deficit	(112,011)	(109,638)
Treasury stock, at cost, 520,554 shares	(3,046)	(3,046)
Total stockholders' equity	389,370	391,533
Total liabilities and stockholders' equity	$ 576,907	$ 584,862

(1)	Current portion of long-term debt relates to the current portion of vehicle finance and capital lease obligations.

(2)

As of March 31, 2019, long-term debt includes $0.7 million of long-term vehicle finance lease obligations.  As of December 31, 2018, long-term debt included $0.6 million of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,		December 31,
	2019	2018	2018

Revenues	$ 60,358	$ 25,627	$ 62,789
Costs and expenses
Operating costs	39,333	18,926	39,908
Selling, general and administrative	4,545	3,479	5,030
Merger-related expenses	1,081	-	11,270
Depreciation and amortization	11,313	6,591	10,890
Asset impairment (insurance recoveries), net	2,018	(35)	(371)
Loss (gain) on disposition of assets, net	3,220	(82)	(65)
Total cost and expenses	61,510	28,879	66,662
Operating loss	(1,152)	(3,252)	(3,873)
Interest expense	(3,761)	(943)	(4,513)
Loss before income taxes	(4,913)	(4,195)	(8,386)
Income tax (benefit) expense	(2,540)	(49)	211
Net loss	$ (2,373)	$ (4,146)	$ (8,597)

Loss per share:
Basic and Diluted	$ (0.03)	$ (0.11)	$ (0.11)

Weighted average number of common shares outstanding:
Basic and Diluted	75,692	38,124	75,692

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities
Net loss	$ (2,373)	$ (4,146)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	11,313	6,591
Asset impairment (insurance recoveries), net	2,018	(35)
Stock-based compensation	387	644
Loss (gain) on disposition of assets, net	3,220	(82)
Deferred income taxes	(2,540)	(49)
Amortization of deferred financing costs	203	90
Bad debt (recovery) expense	(45)	22
Changes in operating assets and liabilities
Accounts receivable	(105)	1,790
Inventories	(45)	(56)
Prepaid expenses and other assets	843	(386)
Accounts payable and accrued liabilities	(5,271)	(2,371)
Net cash provided by operating activities	7,605	2,012

Cash flows from investing activities
Purchases of property, plant and equipment	(10,832)	(6,259)
Proceeds from insurance claims	1,000	-
Proceeds from the sale of assets	536	146
Net cash used in investing activities	(9,296)	(6,113)

Cash flows from financing activities
Borrowings under ABL Credit Facility	2,403	-
Borrowings under CIT Credit Facility	-	13,779
Repayments under CIT Credit Facility	-	(9,100)
Common stock issuance costs	(177)	-
Purchase of treasury stock	-	(350)
RSUs withheld for taxes	-	(95)
Financing costs paid under Term Loan Facility	(5)	-
Financing costs paid under ABL Credit Facility	(12)	-
Payments for finance and capital lease obligations	(216)	(163)
Net cash provided by financing activities	1,993	4,071
Net increase (decrease) in cash and cash equivalents	302	(30)

Cash and cash equivalents
Beginning of period	12,247	2,533
End of period	$ 12,549	$ 2,503

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 3,514	$ 848
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (1,753)	$ (739)
Additions to property, plant and equipment through capital leases	$ 520	$ 70
Transfer of assets from held and used to held for sale	$ (2,285)	$ -

The following table provides various financial and operational data for the Company's operations the three months ending March 31, 2019 and 2018 and December 31, 2018. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended
	March 31,	March 31,	December 31,
	2019	2018	2018

Number of marketed rigs end of period(1)	32	14	32
Rig operating days(2)	2,728.1	1,259.4	2,817.5
Average number of operating rigs(3)	30.3	14.0	30.6
Rig utilization (4)	94.8%	100.0%	95.7%
Average revenue per operating day (5)	$ 20,755	$ 19,055	$ 20,433
Average cost per operating day(6)	$ 13,302	$ 13,414	$ 12,932
Average rig margin per operating day	$ 7,453	$ 5,641	$ 7,501

(1)

Number of marketed rigs as of March 31, 2019 and December 31, 2018 increased by 18 rigs as compared to the number of marketed rigs as of March 31, 2018. Our 15th ShaleDriller rig was completed and commenced operations during the third quarter of 2018 and we acquired 17 marketed rigs and two idle non-operating rigs requiring upgrade as a result of the Sidewinder merger in the fourth quarter of 2018.

(2)	Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.

(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(4)	Rig utilization is calculated as rig operating days divided by the total number of days our marketed drilling rigs are available during the applicable period.

(5)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $2.7 million, $1.6 million and $3.2 million during the three months ended March 31, 2019 and 2018, and December 31, 2018, respectively and revenues associated with the amortization of intangible revenue acquired in the Sidewinder merger of $1.0 million and $2.0 million during the three months ended March 31, 2019 and December 31, 2018, respectively.

(6)

Average cost per operating day represents operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $2.7 million, $1.6 million and $3.2 million during the three months ended March 31, 2019 and 2018, and December 31, 2018, respectively, (ii) new crew training costs of zero, $25 thousand and zero during the three months ended March 31, 2019 and 2018, and December 31, 2018, respectively, and (iii) construction overhead costs expensed due to reduced rig construction activity of $0.3 million, $0.4 million and $0.3 million during the three months ended March 31, 2019 and 2018, and December 31, 2018, respectively.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return on assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Income (Loss):

	(Unaudited)
	Three Months Ended
	March 31,		March 31,		December 31,
	2019		2018		2018
	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$ (2,373)	$ (0.03)	$ (4,146)	$ (0.11)	$ (8,597)	$ (0.11)
Add back:
Asset impairment (insurance recoveries), net (1)	2,018	0.03	(35)	-	(371)	(0.01)
Loss (gain) on disposition of assets, net(2)	3,220	0.04	(82)	-	(65)	-
Intangible revenue(3)	(1,033)	(0.01)	-	-	(2,044)	(0.03)
Merger-related expenses(4)	1,081	0.01	-	-	11,270	0.15
Write-off of deferred financing costs(5)	-	-	-	-	856	0.01
Adjusted net income (loss)	$ 2,913	$ 0.04	$ (4,263)	$ (0.11)	$ 1,049	$ 0.01

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)
	Three Months Ended
	March 31,	March 31,	December 31,
	2019	2018	2018
(in thousands)
Net loss	$ (2,373)	$ (4,146)	$ (8,597)
Add back:
Income tax (benefit) expense	(2,540)	(49)	211
Interest expense	3,761	943	4,513
Depreciation and amortization	11,313	6,591	10,890
Asset impairment (insurance recoveries), net(1)	2,018	(35)	(371)
EBITDA	12,179	3,304	6,646
Loss (gain) on disposition of assets, net(2)	3,220	(82)	(65)
Stock-based compensation	387	644	240
Intangible revenue(3)	(1,033)	-	(2,044)
Merger-related expenses(4)	1,081	-	11,270
Adjusted EBITDA	$ 15,834	$ 3,866	$ 16,047

(1)

In the first quarter of 2019, we recorded an impairment to assets held for sale of $2.0 million to reflect the proceeds received when these assets were sold at auction in April 2019.  In the fourth quarter of 2018, we recorded insurance recoveries, net of impairments of $0.6 million on the Galayda facility water damage incurred during Hurricane Harvey after receiving a proof of loss letter from our insurance carrier, offset by an increased impairment of $0.2 million related to increased estimated costs to sell the Galayda facility.

(2)

In the first quarter of 2019 we recorded a loss on the disposition of assets of $3.2 million primarily related to the sale of certain surplus assets, acquired in the Sidewinder merger, at auctions during the quarter.

(3)	For the three months ended March 31, 2019 and December 31, 2018, we amortized intangible revenue related to an unfavorable contract liability acquired in the Sidewinder merger.

(4)

For the three months ended March 31, 2019 and December 31, 2018 we incurred costs directly associated with the Sidewinder merger.  These costs were primarily comprised of severance, professional fees and other integration related expenses.

(5)

For the three months ended December 31, 2018, we wrote-off $0.9 million of unamortized deferred financing costs associated with the CIT Credit Facility, which was terminated upon the closing of the Sidewinder merger.

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211